Exhibit 5.1

[Letterhead of Cozen O’Connor]

July 22, 2016

Ocean Power Technologies, Inc.

1590 Reed Road

Pennington, NJ 08534

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Ocean Power Technologies, Inc., a Delaware corporation (the “Company”), of 595,000 units (each a “Unit,” and collectively, the “Units”) consisting of an aggregate of 595,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), plus warrants (the “Warrants”) to purchase an additional 178,500 shares of the Company’s common stock (the “Warrant Shares”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-209517) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement dated July 21, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated July 22, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement are collectively referred to as the “Prospectus.” Each Unit consists of one share of Common Stock and 0.3 of a Warrant to purchase one share of Common Stock. The Units, Shares, the Warrants and the Warrant Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and By-laws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With regard to our opinion regarding the Warrants and the Warrant Shares, (i) we have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock, and (ii) we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or anti-dilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Ocean Power Technologies, Inc.

July 22, 2016

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)          Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law and the discretion of the court before which any proceeding may be brought;

(ii)         Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)        We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv)        We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares comprising a portion of the Units, when issued, sold and paid for in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants comprising a portion of the Units, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Ocean Power Technologies, Inc.

July 22, 2016

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date set forth herein and we disclaim any undertaking to advise you of any subsequent changes in facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ COZEN O’CONNOR